Exhibit 11(a).1

GRUPO UOL’S CODE OF ETHICS AND CONDUCT

Grupo UOL’s Code of Ethics and Conduct

Grupo UOL is the largest Brazilian group that generates content and provides technology services and digital payment methods/banking services. It consists of four major business units:

- UOL Conteúdo e Serviços: founded in 1996, UOL’s website pioneered in Brazilian Internet and offers over 1,000 channels of journalism, information, entertainment, and services. Covering 92% of the Brazilian Internet, UOL’s websites receive over 110 million single visitors per month. UOL CS also offers solutions for digital media, digital security and convenience products, Wi-Fi connectivity, and entertainment, among others.

- PagBank: promotes innovative solutions for financial services and payment methods, automating the purchase, sale and transfer process to leverage the business of any person and company with simplicity and security. It acts as an issuer and acquirer and offers digital accounts and complete online and in-person payment solutions (mobile devices and POS systems).

- Compass UOL: offers complete IT outsourcing solutions for large companies.

- UOL EdTech: Brazil’s largest education technology company, which seeks to transform people’s lives through education that is accessible, high-quality and adequate for the digital world. It develops learning platforms and educational content for companies, education institutions and people.

Grupo UOL’s Code of Ethics and Conduct defines how professional activities must be performed. It must be known and practiced by all professionals in their respective functions. It is composed of:

1.       Mission, Vision, and Values.

2.       Personal conduct.

3.       Protection of the Company’s assets.

4.       Business conduct.

5.       Social media conduct.

6.       Code of ethics for journalists.

7.       Conduct in negotiations related to investment activities.

8.       Situations that raise questions.

9.       Responsibilities for compliance with Grupo UOL’s Code of Ethics and Conduct.

10.    Questions and reporting.

1. Mission, Vision, and Values

1.1. GRUPO UOL

Mission

To provide the best products and digital services to Internet users and customers to facilitate the daily activities of people and companies.

Vision

To consolidate itself as the largest Internet and digital services companies in Brazil through a modern and profitable group of companies and business units.

Values

- EDITORIAL INDEPENDENCE: UOL’s journalistic content is produced based on principles of editorial independence, transparency, and diversity.

- FINANCIAL INDEPENDENCE: Grupo UOL understands that editorial independence and shareholder value creation depend on the financial health of the business corporation.

- ETHICS: our internal and external relationships are led by integrity and honesty.

- COMMITMENT TO CUSTOMERS: we respect privacy and seek the protection and security of our users’ and customers’ data.

- AGILITY AND TECHNOLOGICAL INNOVATION: we improve user experience and anticipate their needs.

- COOPERATION AND DIVERSITY: we work as a team by sharing knowledge, valuing diversity, and driving the continuous development of people, areas, and companies of Grupo UOL.

- EXCELLENCE: we provide our services with excellence.

- SIMPLICITY, RELEVANCE, AND EASE: products and services to be used with simplicity, relevance, and ease.

- RESULTS DRIVEN: we continuously monitor our performance, always focused on the sustainable growth of the business.

1.2. In addition to Grupo UOL’s general Mission, Vision, and Values, the companies and business units that make up the Group also follow specific guidelines:

1.2.1. PagBank (banking services and payment methods):

Mission: Facilitate the financial lives of consumers and businesses.

Values:

- All for the costumer: We facilitate our customers’ lives as they are the ones for whom we produce innovative solutions. Banking bureaucracy? No! Our purpose is to find simple, creative and efficient solutions to meet your needs, exceed your expectations and improve your financial experience.

- Collaboration: We welcome everyone by sharing knowledge, valuing the diversity of opinion, and working tirelessly to create value for our customers and investors. In a bank with complete solutions like ours, collaboration is the basis for driving innovation and achieving exceptional results.

- Protagonism: We take responsibility, focus on delivery, and act with a sense of urgency. We are hard worker and resilient and play a leading role in every step of the way. We take on challenges and are not afraid of being bold and making mistakes. We bring an innovative and pioneering spirit to our DNA and have the courage to do things differently and go beyond conventional ideas.

- Simplicity: We know simplicity is the key to provide positive, uncomplicated and agile experience. For this reason, we always seek approaches and practices that make our processes, communication, products and solutions more accessible, intuitive, practical and functional. We work to eliminate unnecessary complexities, reduce bureaucracy and make our operations increasingly efficient, ensuring sustainable results.

- Reliability: We value the credibility we have built over the years and the trust our customers, partners and investors place on our business every day. We are reliable because we honor our commitments, act transparently and honestly in all we do, and develop smart solutions without giving up on security.

1.2.2. UOL Conteúdo e Serviços (UOL CS):

Mission: To connect every Brazilian to their universe by informing, entertaining, and making their lives easier.

Values:

- Ethics: Right is right, no matter the consequences.

- Credibility: This is the basis of our company. Without credibility, we would not be what we are. It takes years to build it, but only a second to lose it. Lying and omission are the same thing.

- Diversity and freedom of speech: We respect and take into consideration everyone’s ideas and cooperation, regardless of age, orientation, background, experience, or position. We promote healthy and respectful discussion between different points of view. Everyone can express their point of view without being afraid of retaliation.

- Respect for and transparency with our customers: We focus on understanding, meeting, and exceeding our customers’ expectations in all business decisions. We must be honest, transparent, and respectful, listen to them, and deliver service excellence.

- Cooperation and teamwork: We are a team. We encourage the exchange of information and cooperation among the areas. There are no "silos".

- Constant pursuit for quality: We pursue quality in every activity we perform. We plan and execute with excellence.

- Innovation: There is no such thing as “because it has always been like this". We encourage experience and consequently understand that we will fail along the way, but we will quickly correct our mistakes.

- Obsessive focus on results and owner mindset: We plan and perform our activities as if we were the owners of the company. We do not waste resources. We always seek to maximize results for the company and returns for shareholders. We believe that employee achievements come from companies that generate results.

1.2.3. Compass UOL:

Mission: To build digital experience that enables business growth and improves people’s lives.

Values:

- Sense of urgency: meet deadlines, agilely perform, and seize opportunities.

- Uncomplicated is better: go straight to the point, bet on creativity, and solve challenges in a structured and lasting way.

- Focus on results: besides fulfilling assigned tasks, meet deadlines, costs, and quality.

- Autonomy and delegation of responsibility: assertively communicate, demand status, follow up on the progress of projects, and seek clarification so all goals are achieved.

- Persistency is the key: pursue attainable goals, seek the best way to achieve them, and establish firm purposes.

- Shared knowledge: implement multiplying actions with cooperation.

- Communication and formalization: seek for agile means by ensuring good communication, in an aligned manner, without forgetting to formalize important decisions.

- People make the difference: we need excellent people to deliver excellent results. For this reason, everything that relates to our team is done with dedication. We demand results, recognize those who achieve them, and make this a cycle of continuous progress.

1.2.4. UOL EdTech:

Mission: To transform lives through education using technology.

Values:

- Passion for what we do: We are passionate about education and technology. But more than that, we are passionate about how technology has the power to promote inclusion, further education and transform people’s lives.

- Focus on results: We have a bold purpose to positively impact the market and society and it requires our sharp focus to overcome short- and long-term challenges and accomplish our ambitious mission.

- Intensity: It is what makes us different. We work with excellence and agility, always doing our best. We are intense because we know we have a lot to do – and with excellence – if we want to have an ambitious impact.

- Collaboration: We work in a complex environment that requires the combination of multiple skills and backgrounds. We have different business units, but are only one company, where the collective takes precedence over that of the individual.

- Adaptability: Although we have defined long-term plans, we are attentive and open to change and adapt ourselves in order to achieve our goals.

- Continuous self-development: We know education changes lives. Therefore, we continuously seek individual and collective development, which enables us to reach our goals and live our purpose.

- Integrity: We translate words into action. We act in accordance with our values and word. We do not make compromises and act responsibly and ethically.

2. Personal conduct

Grupo UOL’s image regarding ethical conduct must always be preserved by its professionals. To this end, all professionals must act according to the highest ethical values by continuously exercising responsible judgment in negotiations and resolutions. All professionals must treat customers, suppliers, competitors, and the Company’s employees in a balanced and ethical manner.

2.1. Workplace environment

Grupo UOL fosters a healthy and safe workplace environment, encouraging production and professional development. Sexual or moral harassment, discrimination, or prejudice of any kind based on race, color, religion, and gender, among others, are strictly prohibited.

- Professionals must daily foster a collaborative and respectful relationship with colleagues, customers, suppliers, partners etc.

- Professionals must not, under any circumstance, use their position, function, or information from Grupo UOL to make pressure or influence decisions in favor of their interest, or in favor of suppliers, customers, and partners, among others.

- Professionals must no use data, information, or intellectual property of the company or partners, unless when authorized and to strictly perform their duties, always respecting the authorship of ideas, projects etc.

- Managers must ensure that workplace relationships are always based on professionalism and mutual respect. They must also make clear the management and internal promotion criteria, based on individual/collective performance and meritocracy.

- Managers must promote the Company’s vision and values to clearly disclose them to the team and align the team’s performance to corporate goals.

2.2. Click here for information on moral and sexual harassment in the workplace.

3. Protection of the Company’s assets

3.1. All professionals are responsible for the physical integrity of Grupo UOL’s properties and assets, as well as for ensuring their correct and efficient use, always for professional purposes and according to the law. Such assets include, among others, personal properties and real estate, machinery and equipment, systems, financial resources, supplies, information, databanks, copyrights, and patents, among others.

3.2. Information security: All professionals must keep the confidentiality of information entrusted to them by Grupo UOL, except when disclosure is expressly authorized. Check out the Information Security Policy.

3.3. Participation in external events (in Brazil or abroad): All professionals must know the Policy for the participation of professionals in external events (in Brazil or abroad), which establishes clear rules for the participation of professionals in training sessions, lectures, conferences, courses, and interviews, among others, as lecturers or participants, in Brazil or abroad. Access the Policy for participation in external events (in Brazil or abroad) and interviews.

4. Business conduct

All professionals must be ethical and follow legal requirements in all negotiations on behalf of Grupo UOL companies. Regardless of the type of organization with which they are negotiating, professionals must ensure effective full compliance with agreements and contracts signed, establishing transparent and objective rules, and complying with the following general rules:

4.1. Suppliers, partners, and customers, among others: The Company understands that the concern with ethical criteria in negotiations and execution of contracts with suppliers, partners, and customers, among others, is fundamental. Such concern is even more relevant in the case of professionals directly negotiating contracts with suppliers and customers. In Grupo UOL’s opinion, professionals who accept benefits from suppliers are morally prohibited from negotiating in Grupo UOL’s best interest. Access the Policy on the Relationship with suppliers and customers.

4.2. Compliance with laws: It is Grupo UOL’s policy to comply with laws and regulations applicable to its business. When, in the exercise of their position/function, professionals have any questions about the applicability of any specific laws or regulations, they should seek help from Grupo UOL’s Legal Department. Grupo UOL does not tolerate any conduct that would in any way represent corruption, bribery, or exchange of favors.

5. Social media conduct

Due to employment relationships, content produced by professionals for social media – even in a personal manner – may generate associations with Grupo UOL’s image, thus jeopardizing it. Accordingly, employees must use social media carefully. Grupo UOL considers that the proper use of such digital and social media by professionals is healthy, provided that a distinction between personal and professional use is made.

During working hours, the access must have a purpose related to the professional activity not to jeopardize the work routine.

Check out the Social Media Conduct Policy.

6. Code of ethics for journalists

- Journalists must behave based on the highest ethical principles of the profession, which include never using their position as journalists for personal advantages and not writing about matters in which they have a direct personal interest.

- To avoid real or apparent conflicts of interest, UOL CS’s journalists must not hold shares from companies they regularly write about. The recommendation applies to all professionals, not only those who cover the financial market. For instance, journalists who cover the health sector should not hold shares from health insurance companies, those who cover the real estate market should not hold shares from construction companies etc.

- Journalists must claim impediments and refuse agendas on companies and other organizations with which they have any type of relationship.

- Any invitation received as a UOL CS journalist must be analyzed by their immediate superior before being accepted. UOL CS is not obliged to publish texts on matters of interest to the inviter. The content to be used will be decided by exclusively journalistic criteria.

- Invitations for trips, collaboration with other communication vehicles, participation in conferences, seminars, courses, scholarships, and internships must be submitted to the Content Board. Participation in events when there is a real or apparent conflict of interest will be prohibited.

- In many cases, the presence of a journalist can change the routine operation of a specific service or event. For instance, when checking the services of a restaurant, journalists are required to remain anonymous and pay their bills. By not doing so, the evaluation could be compromised by a special service to which readers would not have access.

- In case of trips, when the invitation is accepted and results in published texts, UOL’s website clearly informs that the expenses related to the journalist’s trip was paid for by the sponsor.

- Journalists must not participate in a commercial advertising. However, journalists can act in advertisements of public interest campaigns with previous authorization from the Content Board.

- Journalists must not accept gifts above what Grupo UOL considers of a significant value (check the limit value with Grupo UOL’s HR department), including material items or special discounts in commercial or industrial establishments. All gifts of significant value sent to UOL CS or the journalist’s home should be sent to Grupo UOL’s HR department to be returned, with a standard letter of appreciation and an explanation. Products intended for disclosure and critical evaluation, such as copies of disks, DVDs, books, and software, are not part of such a rule.

- UOL CS’s journalists are prohibited to ask for tickets for cultural events, such as concerts and plays. Whenever necessary (at the discretion of the Content Board), UOL CS will pay for the tickets of professionals covering such events. In the case of concerts with exclusive areas for journalists, UOL CS may request accreditation.

- In working meetings with sources in restaurants or cafés, UOL CS journalists must pay their share of the bill. UOL CS will reimburse professionals upon approval by their superiors.

(source: Folha de S. Paulo Style Guide (Manual de Redação da Folha de S. Paulo)).

7. Conduct in negotiations related to investment activities

7.1. PagSeguro professionals (PagSeguro BancoSeguro companies) who carry out duties related to the distribution of investment products must follow the guidelines below:

7.1.1. Avoid practices that may jeopardize the distribution of investment products, especially regarding the duties and rights related to the specific attributions of each participating institution as established in contracts, regulations, this code, and the regulation in force.

7.1.2. Act with impartiality, and know the code of ethics of the participating institution, and the regulations applicable to their activities.

7.1.3. Disclose clear and unmistakable information to investors about the risks and consequences that may arise from investment products.

7.2. PagBank (PagSeguro BancoSeguro companies) seeks to identify, manage and mitigate any conflicts of interest that may affect the impartiality of professionals performing roles related to the distribution of investment products.

8. Situations that raise questions

Grupo UOL trusts in the critical sense and judgment capacity of its professionals to avoid situations that may lead to conflicts of interest (personal vs. corporate).

Below are some recommended attitudes to avoid conflicts of interest:

- Grupo UOL professionals must not use their position/function to obtain privileges;

- Grupo UOL professionals must not work for competitors, either as an employee, third party, consultant, executive board member, or any other role, except if expressly authorized by the Vice Presidency of Corporate Areas of Grupo UOL;

- Grupo UOL professionals, unless early approved by the Vice Presidency of Corporate Areas of Grupo UOL, must not be a supplier to Grupo UOL, represent a Grupo UOL supplier, work for a supplier of Grupo UOL, or be a member of the supplier’s executive board while working for Grupo UOL. Furthermore, professionals cannot accept money or benefits of any kind in exchange for any services or consulting services related to Grupo UOL’s business.

9. Responsibilities for compliance with Grupo UOL’s Code of Ethics and Conduct

- Managers: all managers are responsible for knowing and disclosing Grupo UOL’s Code of Ethics and Conduct to their teams, in addition to leading by example.

- Professionals: all professionals must know Grupo UOL’s Code of Ethics and Conduct and act according to the guidelines and policies presented herein.

- Violations: in cases of violations of this Code of Ethics and Conduct, Grupo UOL’s HR Department is responsible for investigating the matter and hearing all the parties involved to subsequently send the matter to the Vice Presidency of Corporate Areas of Grupo UOL.

10. Questions and reporting

If Grupo UOL professionals have any questions about how to interpret or apply the Code of Ethics and Conduct, or if they identify processes and attitudes contrary to Grupo UOL’s Code of Ethics and Conduct, they must send an email to canaldedenuncias@uolinc.com.

Grupo UOL’s Human Resources Department is responsible for Grupo UOL’s Code of Ethics and Conduct. If you have any questions, please send an email to canaldedenuncias@uolinc.com.

CHANGE CONTROL

Revision	Changes	Date
01	Revision 2021 | Human Resources Department	July/21
02	Revision 2022 | Human Resources Department	April/22
03	Revision 2022 | Human Resources Department	June/22
04	Revision 2023 | Human Resources	June/23
05	PagBank mission and values – Human Resources Department	October/23
06	Revision 2026 | Human Resources	March/26